Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260859

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED NOVEMBER 17, 2021

This Prospectus Supplement No. 1 supplements and amends the prospectus dated November 17, 2021 (the “Prospectus”), covering the offering, issuance and sale of up to a maximum aggregate offering price of $75,000,000 (the “Maximum Offering Price”) of our common stock that may be issued and sold under a sales agreement with Jefferies LLC (the “ATM Facility”).

Effective as of August 16, 2022, we have reduced the Maximum Offering Price to $0 and no longer intend to sell shares of our common stock under the Prospectus. As of the date of this prospectus supplement, no shares have been sold under the ATM Facility.

You should read this prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page S-8 of the Prospectus.

The date of this prospectus supplement is August 16, 2022.